Exhibit 99.2

Access National Declares Quarterly Dividend

RESTON, Va.--(BUSINESS WIRE)--April 22, 2010--Access National Corporation (NASDAQ: ANCX), holding company for Access National Bank, announced today that its Board of Directors declared a cash dividend of $0.01 per share for shareholders of record as of May 6, 2010. The dividend will be paid on May 25, 2010. Earnings for the first quarter 2010 were released yesterday, April 21, 2010. In the earnings statement, Access National Corporation reported net income of $1.2 million or $0.11 earnings per diluted share.

Access National Corporation has a Dividend Reinvestment and Stock Purchase Plan. The plan documents may be obtained by contacting the Plan Administrator, Registrar and Transfer Company, at www.RTCO.com or 800-368-5948.

Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank. The Bank, established in December 1999, serves the business community in the Washington D.C. Metropolitan area with a full suite of financial services and an emphasis on electronic banking. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100